Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
October 27, 2016

Thank you Tim and good morning everyone.

Our Barge business received $25 million in orders during the third quarter as compared to $84 million in the same quarter of last year. Existing supply of both dry and liquid barges continues to outpace demand. As a result, we are preparing for a prolonged downturn in new barge orders. Total backlog stands at $177 million, providing roughly two quarters of visibility at the current revenue run rate. Our Barge team is focused on securing orders for 2017 in an extremely competitive environment.

During the third quarter, year-over-year revenue and profit declined due to lower volumes of barge deliveries and changes in product mix. We recently announced the closure of a second facility, which will be completed by year end. This will leave two facilities operating. Based on our current backlog, we are planning for a significant decline in production in the first quarter of 2017. We are prepared to make adjustments to our footprint as necessary. The investments we have made in recent years to enhance the manufacturing flexibility of our facilities greatly improves our ability to respond quickly when demand increases.

The financial performance of the Energy Equipment Group reflects the mixed demand conditions for the products offered by this group. The decline in revenue and profit, year over year, was primarily due to lower volumes in utility structures and gas and liquid products.

During the second quarter, we announced the receipt of a $940 million wind tower order that delivers over a three-year period beginning in 2017. We also received a small order for wind towers during the third quarter. Continued growth in the wind tower industry is expected due to the production tax credit and improved wind power productivity. It is likely that future orders for this business will be specific to wind farm announcements resulting in lumpy order trends.

Trinity’s manufacturing flexibility uniquely positions us to quickly adjust our wind tower production capacity to meet demand. I am pleased with the operational improvements our wind towers team has made in recent years stemming from our lean manufacturing initiatives.

Turning to our utility structures business: We saw further evidence during the third quarter of a slight uptick in demand. A rise in smaller orders has extended product lead times. We see opportunities for replacement projects as several utilities are preparing maintenance plans focused on increasing the reliability of the aging power grid. Our team has done a nice job optimizing our manufacturing footprint and right sizing administrative costs to position the business for better performance in 2017.

During the seasonally-strong third quarter, the Construction Products Group performed well, achieving record operating profit primarily due to the performance of our construction aggregates business.

Demand for construction aggregates is strong primarily due to infrastructure-related work and population growth within our primary markets in the Southwestern U.S. During the second quarter, we expanded our aggregates reserve position with a strategic land acquisition, an investment that represents $25 million of

Trinity’s consolidated manufacturing capital expenditures year to date. This new reserve position will be operational in mid 2017 and will serve a major metropolitan market in Texas for an extended period of years. Since 2012 sales in our aggregates business have roughly tripled to over $200 million annually. We continue to look for opportunities to expand the market positions of this business, which we consider to be a valuable long-term asset with important diversification benefits for Trinity.

In our Highway Products business we anticipate an improvement in market demand during the next few years as projects get underway following the approval of the federal highway bill. State-level initiatives, coupled with the federal highway bill are driving commitments to longer-term highway projects.

In closing, our businesses are responding effectively to mixed demand conditions and benefitting from the synergies within Trinity’s portfolio of businesses. Our positive long-term outlook for infrastructure investment in North America underscores the value of the investments we have made in these businesses.

And now, I will turn the presentation over to Steve.